EXHIBIT 10.68

AMENDMENT NO. 2 TO COAL SUPPLY AGREEMENT

THIS AMENDMENT NO. 2 TO COAL SUPPLY AGREEMENT (“Amendment No. 2”) is entered into effective as of January 1, 2003, by and between LOUISVILLE GAS AND ELECTRIC COMPANY AND KENTUCKY UTILITIES COMPANY, Kentucky corporations 220 West Main Street, Louisville, Kentucky 40202 (collectively “Buyer”), and McELROY COAL COMPANY, CONSOLIDATION COAL COMPANY, CONSOL PENNSYLVANIA COAL COMPANY, AND ISLAND CREEK COAL COMPANY, Delaware corporations, and EIGHTY FOUR MINING COMPANY, a Pennsylvania corporation, all of 1800 Washington Road, Pittsburgh, Pennsylvania 15241, (individually and collectively, “Seller”).  In consideration of the agreements herein contained, the parties hereto agree as follows.

1.0                               AMENDMENTS

The Agreement heretofore entered into by the parties, dated effective January 1, 2000, and identified by the Contract Numbers set forth above, as amended by Amendment No. 1 dated January1, 2002, hereafter referred to as “Agreement”, is hereby amended as follows:

2.0                               TERM

2.1           Section 2.0 Term is deleted in its entirety and is replaced with the following:

2.0                               TERM.  The term of this Agreement shall continue through December 31, 2004 subject to early termination pursuant to the terms of the Agreement.

3.0                               QUANTITY

3.1                                 Section 3.1 Base Quantity, is deleted in its entirety and is replaced with the following:

3.0                               QUANTITY.  Seller shall sell and deliver and Buyer shall purchase and accept delivery of the following annual quantities of coal:

Year	Base Quantity (Tons)

2003	1,000,000
2004	2,000,000

The Base Quantity will be delivered in approximately equal monthly quantities and in accordance with a mutually agreed upon schedule.

4.0          SOURCE

4.1           Section 4.1 Source is deleted and replaced with the following:

4.1                                 Source.  The coal sold hereunder shall be supplied primarily from geological seam Pittsburgh #8, from Seller’s Shoemaker Mine, located in Marshall County, West Virginia (the “Coal Property”).  As necessary soley to comply with the quality requirements of this Agreement, Seller may blend with coal from the Coal Property, coal from Seller’s Dilworth, Mahoning  Valley, McElroy, Mine 84, VP #8, Buchanan, Baily/Enlow Fork, Loveridge, and/or Robinson Run Mines (the “Alternate Mines”).

5.0          QUALITY

5.1           Section 6.1 Specifications is deleted and replaced with the following:

6.1                                 Specifications.  The coal delivered hereunder shall conform to the following  specifications on an “as received basis”:

Specifications	Guaranteed Monthly Weighted Average (1)		Rejection Limits (per shipment)

BTU/LB.	min.	12,200	<	11,800

LBS/MMBTU:
MOISTURE	max.	6.50	>	7.20
ASH	max.	11.20	>	12.50
SULFUR	max.	2.50	>	2.75
SULFUR	min.	2.25	<	2.00
CHLORINE	max.	0.06	>	0.08
FLUORINE	max.	0.015	>	0.035
NITROGEN	max.	1.10	>	1.25

ASH/SULFUR RATIO	min.	3.00:1	<	2.30:1

SIZE (3” x 0”):
Top size (inches)*	max.	3x0	>	4x0
Fines (% by wgt)
Passing 1/4” screen	max.	50	>	55

% BY WEIGHT:
VOLATILE	min.	36	<	32
FIXED CARBON	min.	44	<	42
GRINDABILITY (HGI)	min.	55	<	50

BASE ACID RATIO (B/A)		.45	>	.55

SLAGGING FACTOR**	max.	2.00	>	2.30
FOULING FACTOR***	max.	.25	>	.50
ASH FUSION TEMPERATURE (°F) (ASTM D1857)

REDUCING ATMOSPHERE
Initial Deformation	min.	1950	min.	1900
Softening (H=W)	min.	1990	min.	1950
Softening (H=1/2W)	min.	2099	min.	2050
Fluid	min.	2202	min.	2150

OXIDIZING ATMOSPHERE
Initial Deformation	min.	2391	min.	2300
Softening (H=W)	min.	2461	min.	2400
Softening (H=1/2W)	min.	2506	min.	2450
Fluid	min.	2535	min.	2500

(1)                                  An actual Monthly Weighted Average will be calculated for each specification for coal delivered to the Louisville Gas and Electric generating stations and a separate actual Monthly Weighted Average will be calculated for each specification for coal delivered to the Kentucky Utility generating stations.

*                                         All the coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall not contain more than fifty per cent (50%) by weight of coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.

**           Slagging Factor (Rs)=(B/A) x (Percent Sulfur by WeightDry)

***         Fouling Factor (Rf)=(B/A) x (Percent Na2O by WeightDry)

The Base Acid Ratio (B/A) is herein defined as:
BASE ACID RATIO (B/A) =		(Fe2O3 + CaO + MgO + Na2O + K2O)
(SiO2 + A12O3 + TiO2)

Note: As used herein	>	means greater than:
	<	means less than.

5.2           Section 6.3 Rejection is deleted and replaced with the following:

6.3                                 Rejection.  Buyer has the right, but not the obligation, to reject any shipment which fail(s) to conform to any or all of the Rejection Limits set forth in § 6.1 or contains extraneous materials.  Buyer must reject such coal within seventy-two (72) hours of receipt of the coal analysis provided for in § 7.2 or such right to reject is waived.  In the event Buyer rejects such non-conforming coal, title to and risk of loss of the coal shall be considered to have never passed to Buyer and Buyer shall return the coal to Seller, or at Seller’s request, divert such coal to Seller’s designee, all at Seller’s cost and risk.  Seller shall replace the rejected coal within ten (10) working days from notice of rejection with coal conforming to all of the Rejection Limits set forth in § 6.1.  If Seller fails to replace the rejected coal within such ten (10) working day period or the replacement coal is rightfully rejected, Buyer may purchase coal from another source in order to replace the rejected coal.  Seller shall reimburse Byer for (i) the  excess, if any,  between (a) the actual price to Buyer for such coal purchased from another source plus the cost of transporting such coal to Buyer’s plant and (b) the price Buyer would have paid for such coal under this Agreement, plus the cost to Buyer, if any, of transporting such coal from the relevant Delivery Point to Buyer’s plant; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer for rightfully rejected coal.  This remedy is in addition to all of Buyer’s other remedies under this Agreement and under applicable law and in equity for Seller’s breach.

If Buyer fails to reject a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits set forth in § 6.1 or because such shipment contained extraneous materials, then such non-conforming coal shall be deemed accepted by Buyer; however, the quantity Seller is obligated to sell to Buyer under the Agreement may or may not be reduced by the amount of each such non-conforming shipment at Buyer’s sole option and the shipment shall nevertheless be considered “rejectable” under § 6.4.  Buyer shall notify Seller no later than thirty (30) days following Buyer’s acceptance of such rejectable coal, of Buyer’s decision to reduce by an amount equal to the amount of rejectable coal, the Base Quantity which Seller is obligated to sell and deliver to Buyer.  If Buyer does not notify Seller within the thirty (30) day time period of Buyer’s decision to reduce the Base Quantity by the amount of rejectable coal, the

Base Quantity will remain as defined in § 3.1.  Further, for shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, corn husks, mining materials, metal, steel, etc., the estimated weight of such materials shall be deducted from the weight of that shipment.

6.0          WEIGHTS, SAMPLING, AND ANALYSIS.

6.1           Section 7.1 Weights is deleted and replaced with the following:

7.1                                 Weights.  The weight of the coal delivered hereunder shall be determined on a per shipment basis by pBuyer on the basis of scale weights at the generating station(s) unless another method is mutually agreed upon by the parties.  Such scales shall be duly reviewed by an appropriate testing agency and maintained in an accurate condition.  Seller shall have the right, at Seller’s expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency.  If the scales are found to be over or under the tolerance range allowable for the scale based on industry accepted standards, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed sixty (60) days before the time any inaccuracy of scales is determined.

6.2           Section 7.2 Sampling and Analysis is deleted and replaced with the following:

7.2                                 Sampling and Analysis.  The Seller has sole responsibility for quality control of the coal and shall forward its “as loaded” quality to the Buyer as soon as possible.  The sampling and analysis of the coal delivered hereunder shall be performed by Buyer and the results thereof shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement.  All analyses shall be made in Buyer’s laboratory at Buyer’s expense in accordance with ASTM standards where applicable, or industry-accepted standards.  Samples for analyses shall be taken by any industry-accepted standard, mutually acceptable to both parties, may be composited and shall be taken with a frequency and regularity sufficient to provide reasonably accurate representative samples of the deliveries made hereunder.  Seller represents that it is familiar with Buyer’s sampling and analysis practices, and finds them to be acceptable.  Buyer shall notify Seller in writing of any significant changes in Buyer’s sampling and analysis practices.  Any such changes in Buyer’s sampling and analysis practices shall, except for ASTM or industry accepted changes in practices, provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agree.

Each sample taken by Buyer shall be divided into four (4) parts and put into airtight containers, properly labeled and sealed.  One (1) part shall be used for analysis by Buyer; one (1) part shall be used by Buyer as a check sample, if Buyer in its sole judgment determines it is necessary; one (1) part shall be retained by Buyer (LG&E) until the twenty-fifth (25th) of the month following the month of unloading (the “Disposal Date”) or Buyer (KU) until thirty (30) days (“Disposal Date”) after the sample is taken, and shall be delivered to Seller for analysis if Seller so requests before the Disposal Date; and one (1) part (“Referee Sample”) shall be retained by Buyer until the Disposal Date.  Seller shall be given copies of all analyses made by Buyer by the twelfth (12th) business day of the month following the month of unloading, in addition, Buyer (KU) will send weekly analyses of coal unloadings to Seller.  Seller, on reasonable notice to Buyer shall have the right to have a representative present to observe the sampling and analyses performed by Buyer.  Unless Seller requests a Referee Sample analysis before the Disposal Date, Buyer’s analysis shall be used to determine the quality of the coal delivered hereunder.  The Monthly Weighted Averages shall be determined by utilizing the individual shipment analyses.

If any dispute arises before the Disposal Date, the Referee Sample retained by Buyer shall be submitted for analysis to an independent commercial testing laboratory (“Independent Lab”) mutually chosen by Buyer and Seller.  All testing of any such sample by the Independent Lab shall be at requestor’s expense unless the results differ by more than the applicable ASTM reproducibility standards, in such case, Buyer will pay for testing.  If the Independent Lab results differ by more than the applicable ASTM reproducibility standards, the Independent Lab results will govern.  The cost of the analysis made by the Independent Lab shall be borne by Seller to the extent that Buyer’s analysis prevails and by Buyer to the extent that the analysis of the Independent Lab prevails.

7.0          PRICE

7.1           Section 8.1 Base Price is deleted and replaced with the following:

8.1                               Base Price.  Except as provided in section 8.4, the base price (“Base Price”) of the coal to be sold hereunder, excluding any applicable sales or use tax imposed on Buyer, will be firm in accordance with the following schedule:

Year	Base Price (F.O. B. Barge)

2003	$0.9631 per MMBtu
2004	$0.9631 per MMBtu

7.2           Section 8. 2(b) is deleted and replaced with the following:

8.2(b)                  Notwithstanding the foregoing, for each specification, there shall be no discount if the actual Monthly Weighted Average meets the applicable Discount Point set forth below.  Actual Monthly Weighted Averages will be separately calculated for the Louisville Gas and Electric generating stations and for the Kentucky Utility generating stations.  However, if the actual Monthly Weighted Average for the Louisville Gas and Electric generating stations and/or the Kentucky Utility generating stations fail to meet such applicable Discount Point, then the discount shall apply to and shall be calculated on the basis of the difference between the actual Monthly Weighted Average and the Guaranteed Monthly Weighted Average pursuant to the methodology shown in Exhibit A attached hereto.  The discount will be applied only to the particular company whose actual Monthly Weighted Average failed to meet the Discount Points.

	Guaranteed Monthly Weighted Average		Discount Point
BTU	Min.	12,200 BTU/LB	12,000 BTU/LB
ASH	Max.	11.20 LB/MMBTU	11.20 LB/MMBTU
MOISTURE	Max.	6.50 LB/MMBTU	7.00 LB/MMBTU
SULFUR	Max.	2.50 LB/MMBTU	2.60 LB/MMBTU

For example, if the actual Monthly Weighted Average of ash equals 12.00 lb/MMBTU, then the applicable discount would be (12.00 lb. — 11.20 lb.) X $.0083/lb/MMBTU = ..00664/MMBTU.

7.3           Section 8.4 Price Review is deleted in its entirety.

7.4           Section 8.4 New Impositions is added in its entirety.

8.4                                 New Impositions.  The above Base Price shall be subject to adjustment only  in the event that new, or changes in existing, applicable Federal or state statutes, regulations, or other governmental impositions on the coal to be supplied hereunder, including but not limited to tax increases or decreases, occur after January 1, 2003, which cause Seller’s cost for providing coal to Buyer under this Agreement to increase or decrease by more than $.10 per ton.  Seller shall promptly notify Buyer of any such changes and supply sufficient documentation for Buyer to verify any such change.  Either Buyer or Seller may request a Base Price adjustment, which shall be comprised of no more than the reasonable costs directly associated with the effect of such change on the coal to be supplied hereunder.  If the non-requesting party agrees to the requested price adjustment, such adjustment shall be made effective on the first day of the calendar month following the effective date of any change, (except when such change is effective on the first day of the month in which case the adjustment shall be made as of such date).  If the non-requesting party rejects the request of the requesting party for a Base Price adjustment, the requesting party, at its option, may terminate this Agreement without liability due to such termination for either party.

8.0          INVOICES, BILLING AND PAYMENT

8.1           Section 9.3 Payment Procedures for Coal Shipments is deleted and replaced with the following:

9.3                                 Payment Procedures for Coal Shipments.  For all coal delivered pursuant to Article Section 5 hereof, and unloaded at the Buyer’s generating stations between the first (1st) and fifteenth (15th) days of any calendar month, Buyer shall make preliminary payment for seventy-five percent (75%) of the amount owed for the coal (based on the assumption that the coal will meet all guaranteed monthly quality parameters) by the twenty-fifth (25th) day of such month of delivery and unloading.  If the twenty-fifth (25th) is not a regular working day, payment shall be made on the next regular working day.  For all coal delivered, as defined in Article Section 5 hereof, and unloaded at the Buyer’s generating stations between the sixteenth (16th) and the last day of any calendar month, Buyer shall make preliminary payment for seventy-five percent (75%) of the delivered and unloaded coal by the tenth (10th) day of the month following the month of delivery and unloading.  If the tenth (10th) is not a regular workday, payment shall be made on the next regular working day.

Preliminary payment shall be in the amount of seventy-five percent (75%) of the then current price on a dollar per ton basis as calculated by the guaranteed monthly weighted average BTU/lb and the then current Base Price in cents per MMBTU.

A reconciliation of amounts paid and amounts owed shall occur by the   twenty-fifth (25th) day of the month following the month of delivery and unloading.  (For example, Buyer will make one initial payment by September 25 for seventy-five percent (75%) of coal delivered and unloaded September

1 through 15, and another initial payment by October 10 for seventy-five percent (75%) of coal delivered and unloaded September 16 through 30.  Reconciliation will occur by October 25 for all deliveries and unloadings made in September.) The reconciliation shall be made as follows: Seller shall invoice Buyer on or before the fifteenth (15th) day of the month following the month of delivery and unloading.  The amount due for all coal (based on the Base Price minus any Quality Price Discounts) delivered and unloaded and accepted by Buyer during any calendar month shall be calculated and compared to the sum of the preliminary payments made for coal delivered and unloaded and accepted during such month.  The difference shall be paid by or paid to Seller, as applicable, by the twenty-fifth (25th) day of the month following the month of delivery and unloading, except, that, if the twenty-fifth (25th) is not a regular working day, payment shall be made in the next regular working day.  Buyer shall electronically transfer all payments to Seller’s account as designated in writing by Seller.”

9.0          NOTICES

9.1                                 Section 12.1 Form and Place of Notice is amended to change the address for notices to the Seller to read as follows:

“Notice if to Seller:	CONSOL Energy Inc
1800 Washington Road
Pittsburgh, Pennsylvania 15241
Attn: Vice President, Marketing

Notices and correspondence of a routine nature shall be addressed to Seller at:

CONSOL Energy, Inc.
1800 Washington Road
Pittsburgh, Pennsylvania 15241
Attn: General Sales Manager

10.0        EXHIBIT A

10.1                           Exhibit A Sample Coal Payment Calculations is deleted and replaced with the following:

Exhibit A

EXHIBIT A

SAMPLE COAL PAYMENT CALCULATIONS

For contracts supplied from multiple “origins”, each “origin will be calculated individually.

	Section I	Base Data

1)	Base F.O.B. price per ton:	$23.50	/ton

1a)	Tons of coal delivered:		tons

2)	Guaranteed average heat content:	12,200	BTU/LB.

2r)	As received monthly avg. heat content:		BTU/LB.

2a)	Energy delivered in MMBTU:		MMBTU

[(Line 1a) *2,000 lb./ton*(Line 2r)] *MMBTU/1,000,000 BTU [( ) *2,000 lb./ton*( )]*MMBTU/1,000,000 BTU

2b)	Base F.O.B. price per MMBTU:	$0.9631	MMBTU

{[(Line 1)/(Line 2)]*(1 ton/2,000 lb.)]}*1,000,000 BTU/MMBTU {[(/ton)/( BTU/LB)]*(1 ton/2,000 lb.)}*1,000,000 BTU/MMBTU

3)	Guaranteed quarterly avg. max. sulfur	2.50	LBS./MMBTU

3r)	As received quarterly avg. sulfur		LBS./MMBTU

4)	Guaranteed monthly avg. ash	11.20	LBS./MMBTU

4r)	As received monthly avg. ash		LBS./MMBTU

5)	Guaranteed monthly avg. max. moisture	6.50	LBS./MMBTU

5r)	As received monthly avg. moisture		LBS./MMBTU

	Section II	Discounts
	Assign a (-) to all discounts (round to (5) decimal places)
6d)	BTU/LB.: If line 2r <12,000 BTU/lb. then: {1 —{(line 2r) / (line 2)} * $0.2604/MMBTU {1 - ( ) / ( )} * $0.2604 =	$	/MMBTU

7d)	SULFUR: If line 3r is greater than 2.60 lbs./MMBTU [ (line 3r) - (line 3) ] * 0.1232/lb. Sulfur [ ( )- ( ) ] * 0.1232 =	$	/MMBTU
8d)	ASH: If line 4r is greater than 11.20 lbs./MMBTU [ (line 4r) - (line 4) ] * 0.0083/MMBTU [ ( ) - ( ) ] * 0.0083 =	$	/MMBTU
9d)	MOISTURE: If line 5r is greater than 7.00 lbs./MMBTU [ (line 5r) - (line 5) ] * 0.0016/MMBTU [ ( ) - ( ) ] * 0.0016 =	$	/MMBTU

	Section III	Total Price Adjustments

Determine total Discounts as follows:

Assign a (-) to all discounts (round to (5) decimal places)

	Line 6d:	$	/MMBTU

	Line 7d	$	/MMBTU

	Line 8d	$	/MMBTU

	Line 9d	$	/MMBTU

10)	Total Discounts (-):

	Algebraic sum of above:	$	/MMBTU

11)	Total evaluated coal price = (line 2b) + (line 10)

12)	Total discount price adjustment for Energy delivered: (line 2a) * (line 10) (-) $ /MMBTU +	$	/MMBTU	=	$

13)	Total base cost of coal (line 2a) * (line 2b) $ /MMBTU +	$	/MMBTU	=	$

14)	Total coal payment for month (line 12) + (line 13) $ /MMBTU +	$	/MMBTU	=	$

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 on the day and year below written, but effective as of the day and year first set forth above.

LOUISVILLE GAS AND ELECTRIC COMPANY	McELROY COAL COMPANY

BY:	BY:

TITLE:	TITLE:

DATE:	DATE:

KENTUCKY UTILITIES COMPANY	CONSOLIDATION COAL COMPANY

BY:	BY:

TITLE:	TITLE:

DATE:

DATE:

EIGHTY FOUR MINING COMPANY

BY:

TITLE:

DATE:

CONSOL PENNSYLVANIA COAL COMPANY

BY:

TITLE:

DATE:

ISLAND CREEK COAL COMPANY

BY:

TITLE:

DATE: